Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 26, 2018	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended November 3, 2018 was $20.5 million, or $0.42 per share ($0.42 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended November 3, 2018 decreased 4.1 percent to $215.1 million from net sales of $224.3 million for the prior year 13-week fiscal quarter ended October 28, 2017. Comparable store net sales for the 13-week period ended November 3, 2018 decreased 1.4 percent from comparable store net sales for the prior year 13-week period ended November 4, 2017. Online sales increased 8.8 percent to $25.5 million for the 13-week period ended November 3, 2018, compared to net sales of $23.4 million for the 13-week period ended October 28, 2017.

Net sales for the 39-week fiscal period ended November 3, 2018 decreased 1.8 percent to $621.1 million from net sales of $632.2 million for the prior year 39-week fiscal period ended October 28, 2017. Comparable store net sales for the 39-week period ended November 3, 2018 decreased 1.1 percent from comparable store net sales for the prior year 39-week period ended November 4, 2017. Online sales increased 7.8 percent to $69.8 million for the 39-week period ended November 3, 2018, compared to net sales of $64.7 million for the 39-week period ended October 28, 2017.

Due to the 53rd week in fiscal 2017, comparable store net sales for the quarter and year-to-date periods are compared to the 13-week and 39-week periods ended November 4, 2017.

Net income for the third quarter of fiscal 2018 was $20.5 million, or $0.42 per share ($0.42 per share on a diluted basis), compared with $19.9 million, or $0.41 per share ($0.41 per share on a diluted basis) for the third quarter of fiscal 2017.

Net income for the 39-week fiscal period ended November 3, 2018 was $54.5 million, or $1.13 per share ($1.12 per share on a diluted basis), compared with $47.7 million, or $0.99 per share ($0.99 per share on a diluted basis) for the 39-week period ended October 28, 2017.

Management will hold a conference call at 5:00 p.m. EST today to discuss results for the quarter. To participate in the call, please call (800) 398-9402 for domestic calls or (612) 234-9960 for international calls and reference the conference code 456802. A replay of the call will be available for a two-week period beginning today at 7:00 p.m. EST by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 456802.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 453 retail stores in 43 states. As of the end of the fiscal quarter, it operated 453 stores in 43 states compared with 461 stores in 44 states at the end of the third quarter of fiscal 2017.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017

SALES, Net of returns and allowances	$215,107	$224,307	$621,084	$632,208

COST OF SALES (Including buying, distribution, and occupancy costs)	128,950	133,379	376,305	385,424

Gross profit	86,157	90,928	244,779	246,784

OPERATING EXPENSES:
Selling	50,612	50,684	144,361	144,281
General and administrative	9,244	9,307	30,696	29,113
	59,856	59,991	175,057	173,394

INCOME FROM OPERATIONS	26,301	30,937	69,722	73,390

OTHER INCOME, Net	1,332	808	3,791	2,642

INCOME BEFORE INCOME TAXES	27,633	31,745	73,513	76,032

PROVISION FOR INCOME TAXES	7,157	11,841	19,040	28,360

NET INCOME	$20,476	$19,904	$54,473	$47,672

EARNINGS PER SHARE:
Basic	$0.42	$0.41	$1.13	$0.99

Diluted	$0.42	$0.41	$1.12	$0.99

Basic weighted average shares	48,379	48,218	48,379	48,218
Diluted weighted average shares	48,611	48,339	48,584	48,331

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	November 3, 2018	February 3, 2018 (1)	October 28, 2017

CURRENT ASSETS:
Cash and cash equivalents	$177,918	$165,086	$205,247
Short-term investments	45,605	50,833	52,202
Receivables	8,266	8,588	11,247
Inventory	145,473	118,007	128,821
Prepaid expenses and other assets	19,862	18,070	8,317
Total current assets	397,124	360,584	405,834

PROPERTY AND EQUIPMENT	460,523	459,043	462,798
Less accumulated depreciation and amortization	(324,044)	(309,497)	(306,655)
	136,479	149,546	156,143

LONG-TERM INVESTMENTS	18,322	21,453	18,386
OTHER ASSETS	7,170	6,533	7,760

Total assets	$559,095	$538,116	$588,123

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$48,400	$29,387	$41,294
Accrued employee compensation	17,996	22,307	14,899
Accrued store operating expenses	21,851	15,646	17,044
Gift certificates redeemable	13,907	18,202	14,853
Income taxes payable	—	12,364	4,087
Total current liabilities	102,154	97,906	92,177

DEFERRED COMPENSATION	13,804	15,154	14,581
DEFERRED RENT LIABILITY	30,287	33,808	35,452
Total liabilities	146,245	146,868	142,210

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,017,975 shares at November 3, 2018, 48,816,170 shares at February 3, 2018, and 48,841,280 shares at October 28, 2017	490	488	488
Additional paid-in capital	147,584	144,279	143,670
Retained earnings	264,776	246,570	301,834
Accumulated other comprehensive loss	—	(89)	(79)
Total stockholders’ equity	412,850	391,248	445,913

Total liabilities and stockholders’ equity	$559,095	$538,116	$588,123

(1) Derived from audited financial statements.